UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2011

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BIOSTAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

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Maryland	001-34708	20-8747899
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

No. 588 Shiji Xi Avenue
Xianyang City, Shaanxi Province
People’s Republic of China 712046
(Address of Principal Executive Office) (Zip Code)

86-029-33686638
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 25, 2011, the Company received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that for the past 30 consecutive business days, the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement set forth in Nasdaq Listing Rule 5450(a)(1). Pursuant to the October 25, 2011 letter from Nasdaq, the Company has been granted a 180 calendar day grace period to regain compliance and, therefore, had until April 23, 2012 to regain compliance with the minimum bid price requirement. To regain compliance, the bid price for our common stock must close at $1.00 or higher for a minimum of 10 consecutive business days within the 180 day grace period.

Item 5.07          Submission of Matters to a Vote of Security Holders

On October 28, 2011, the Company held its Annual Meeting of Shareholders. Set forth below are the matters voted upon at the meeting and the voting results:

Proposal 1- Election of Directors:

Name	Votes For	Votes Withheld	Broker Non-votes
Ronghua Wang	12,825,922	99,792	9,184,601
Leung King-fai	12,788,805	136,909	9,184,601
Haipeng Wu	12,597,407	328,307	9,184,601
Zhongyang Shang	12,783,942	141,772	9,184,601
Qinghua Liu	12,602,275	323,439	9,184,601

Proposal 2 - Ratification of the appointment of Mazars CPA Limited as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011 - (21,366,956 votes for, 238,401 votes against and 504,958 votes abstaining).

Proposal 3 - Approval of the 2011 Stock Option Compensation Plan (11,703,820 votes for, 1,158,494 votes against and 63,400 votes abstaining).

Pursuant to the foregoing votes, Ronghua Wang, Leung King-fai, Haipeng Wu, Zhongyang Shang and Qinghua Liu were elected to serve as directors, Mazars was ratified as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and the 2011 Stock Option Plan was approved.

Section 9 – Exhibits

              Item 9.01  Exhibits

              None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Biostar Pharmaceuticals, Inc.

Date: October 31, 2011	By:	/s/ Zack Pan
Zack Pan
Chief Financial Officer